MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES REPORTS FOURTH QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended December 31, 2008, of $4,517,000, or $0.16 per common share, as compared to net income available for common shareholders of $3,799,000, or $0.15 per common share, for the same quarter of 2007.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $28,102,000, or $0.92 per share/unit, for the fourth quarter of 2008, as compared to $26,036,000, or $0.93 per share/unit, for the same quarter of 2007.  Fourth quarter 2008 FFO per share/unit was $0.01 ahead of the mid-point of Mid-America’s guidance. FFO for the fourth quarter of 2008 includes a charge of $0.01 per share/unit related to expenses from Hurricane Ike. Fourth quarter results for 2007 include a charge of $0.02 per share/unit to expense the original issuance costs of its Series F Preferred which was redeemed in the fourth quarter of 2007, and a gain of $0.01 per share/unit from the sale of land.

For the year ended December 31, 2008, net income available for common shareholders was $17,384,000, or $0.64 per common share, as compared to $25,669,000, or $1.01 per common share, for the year ended December 31, 2007. In 2007, Mid-America recorded gains from the disposition of four properties, the sale of land, insurance settlement proceeds, the sale of joint venture assets and an incentive fee totaling a combined $16,694,000. Net income available for common shareholders in 2007 also included a loss of $589,000 from the expensing of the original issuance costs of the Series F Preferred.

For the year ended December 31, 2008, FFO was $109,749,000, or $3.73 per share/unit, compared to $99,102,000, or $3.55 per share/unit, for the year ended December 31, 2007, an increase of 5.1%. FFO for 2008 was reduced by $0.02 per share/unit related to expenses from Hurricane Ike. Results for 2007 include $0.04 per share/unit of incentive fee from the successful conclusion of a joint venture, $0.02 per share/unit from the sale of excess land, and a charge of $0.02 per share/unit for the original issuance costs of the Series F Preferred.

A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	FFO per share/unit of $3.73 for 2008 is a record performance and represents an increase of 5.1% over 2007.
•	FFO per share/unit for the fourth quarter of 2008 is the second best fourth quarter on record, down only $0.01 from an exceptionally strong fourth quarter in 2007.
•	For the year ended December 31, 2008, same store revenue growth averaged 2.0%, and net operating income, or NOI, growth averaged 0.9%.
•
For the fourth quarter of 2008, same store real estate tax expense was up 7.8% as a result of some successful assessment negotiations and appeals in the fourth quarter of 2007. As a result NOI was down 2.1% in the fourth quarter of 2008 on revenue growth of 0.2%.

•	Physical occupancy at December 31, 2008 for the same store portfolio was 93.5%, down 1.4% compared to December 31, 2007.
•	Mid-America completed the renovation and repositioning of 3,782 apartments in 2008 resulting in rent increases averaging 11%.
•	Despite the weaker economic conditions, net collection loss in the fourth quarter of 2008 dropped to only 0.4% of net potential rent, a record performance.
•	Mid-America continues to be in a strong financial position as its fixed charge coverage ratio reached a record 2.51 for the fourth quarter of 2008, up from 2.36 for the fourth quarter of 2007.
•	Mid-America put in place $39 million of replacement financing to fully fund its only debt maturity in 2009, and has additional debt availability totaling $144 million.
•
Through in-place and unused credit capacity, and as a result of raising $104 million in new equity in 2008 prior to the collapse in REIT share prices, Mid-America is well positioned to take advantage of an improving environment for making opportunistic new investments.

Dispositions
As part of its long-term strategy of maintaining a portfolio of newer and high-quality properties, Mid-America completed the sale of Woodstream, a 25-year old property with 304 units in Greensboro, NC, on January 15, 2009 for $11.5 million. Two additional properties totaling 536 units with an average age of 30 years are currently planned for sale in 2009 at a total price of approximately $19 million. Riverhills, 96 units located in Grenada, MS, is under contract, with a closing estimated to occur in March. River Trace, 440 units located in Memphis, TN, is under contract with a closing scheduled for May. The blended cap rate for all three properties at the planned sales prices is 6.8%.

New Development: Performing Ahead of Plan
Construction at Copper Ridge Phase I (216 apartments in Dallas, TX) was completed in late 2008. As of December 31, 2008, 114 units were occupied. St. Augustine Phase II (124 apartments in Jacksonville, FL) was completed early in January 2009 and 23 apartments were occupied as of December 31, 2008.  Both properties are leasing up better than expected.

Due to strong leasing performance, Copper Ridge Phase I will be expanded by 45 additional units in 2009 at an expected cost (including land) of approximately $5 million. Mid-America has land for further growth of Copper Ridge, but is unlikely to commence additional construction until 2010.

Property Redevelopment: Generating Strong Investment Returns
Redevelopment of 3,782 apartment units at 60 apartment communities was completed in 2008 at an average cost of $5,146 per unit. The average monthly rent increase achieved on the renovated apartments was $82, representing an 11% increase from the average rent level of non-renovated apartments. The projected unleveraged IRR on the renovation program is 9%.

Operating Results:  Diversified Portfolio and Strong Operating Platform Has Mid-America Well Positioned for Expected Weaker Leasing Environment
Eric Bolton, Chairman and CEO, said “We’re pleased with the strong FFO performance for the quarter and for calendar year 2008.  Despite significant deterioration in the employment market and resulting weakness in leasing fundamentals over the last half of the year, FFO per share/unit for 2008 was only $0.02 below the mid-point of our original guidance. We believe this performance further demonstrates the resiliency and stability of our earnings platform and balance sheet.  It’s important to note that fourth quarter same store NOI was impacted by additional expense related to Hurricane Ike, and the exceptionally low real estate tax expense reported in 2007.

“While the worsening job loss trend is clearly creating pressure on leasing traffic levels, we expect Mid-America’s more stable market profile, high-quality and recurring earnings stream, and strong operating platform will enable the company’s performance to hold up better than most multifamily REITs.  We believe Mid-America’s unique investment and market strategy, with a focus on the robust employment markets of the Sunbelt region, diversified across both high growth primary markets and less cyclical secondary markets, will provide a more stable earnings platform.  We have several new operating initiatives rolling-out in 2009 that will build upon our already strong operating platform and further enhance our ability to out-perform the local markets where we compete.”

Simon Wadsworth, Executive Vice-President and CFO, said “Our balance sheet and fixed charge coverage are together at the strongest position ever achieved in our 15 year history as a public company, and compare very favorably to any in the apartment REIT sector. In the fourth quarter we put in place $39 million of new debt which is designated for the refinancing of our only debt maturity in 2009. We have in excess of $140 million of additional debt currently available to borrow, more than enough to address our only 2010 maturity, our $50 million bank line. Since 20% of our debt is floating rate, we expect lower interest rates to help offset lower revenues from the weaker operating environment we anticipate in 2009. Our business held up better than most multifamily REITs during the last period of weak markets in 2002-2003 and we expect the same to hold true over the next few quarters.”

Fourth Quarter 2008 Same Store Results
Mid-America is modifying its reporting of portfolio and market segmentation with this fourth quarter release.  Results will be shown for its “primary” market and “secondary” market segments, primarily based on the population of each market. The company believes this segmentation, with results detailed for all major market concentrations, provides more meaningful reporting of results for Mid-America. Details of the new market segmentation can be found in the supplemental schedules to this release.

Percent Change From Three Months Ended December 31, 2007 (Prior Year):
					Average
				Physical	Rental
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rate
Primary	-0.6%	5.9%	-5.0%	-1.4%	0.9%
Secondary	0.0%	1.5%	-1.1%	-1.4%	1.0%
Operating Same Store	-0.3%	3.6%	-3.0%	-1.4%	0.9%
Total Same Store	0.2%	3.6%	-2.1%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of NOI to net income and an expanded discussion of the components of NOI can be found later in this release.

Same store revenue results for the fourth quarter of 2008 reflect the weak economy and job loss trends. Revenue growth was 0.2% compared to the fourth quarter of 2007, with ending physical occupancy at 93.5%. As Mid-America continues to migrate to net effective pricing, same store lease concessions declined by 64%, dropping from 1.8% of net potential rent in the fourth quarter of 2007 to 0.7% in the fourth quarter of 2008. Same store effective rent per unit for the fourth quarter of 2008 increased by 0.9% to $742.48, and walk-in traffic decreased by 3.4% from the fourth quarter of 2007. The twelve-month rolling unit turnover as of December 31, 2008 decreased to 61.3% from 63.5% in 2007. The number of residents leaving to buy a house declined to 21.6% of move-outs in the fourth quarter of 2008 as compared to 25.8% for the same quarter a year ago.

Same store operating expenses (before property insurance and taxes) increased only 1.5% in the fourth quarter of 2008 compared to the same period a year ago, as personnel costs and repair and maintenance expense growth moderated.  Real estate tax expense for the fourth quarter of 2008 increased by 7.8% compared to the same quarter a year ago as a result of some successful assessment negotiations and appeals in the fourth quarter of 2007. Total property expenses for the fourth quarter of 2008 increased by 3.6% compared to the prior year period. Mid-America recorded $310,000 of same store expense related to Hurricane Ike during the fourth quarter of 2008, and excluding this, same store expenses grew by only 2.7%.

NOI for the fourth quarter of 2008 decreased by 2.1% compared to the same quarter a year ago. Excluding the impact of Hurricane Ike, NOI decreased 1.4%.

All three Texas markets continued to perform well with revenues up 1.6%. Our Dallas and Austin markets also had good growth in NOI. The NOI comparison in Houston was negatively impacted by favorable tax adjustments in 2007 and Hurricane Ike. Other markets with strong performances included Raleigh/Durham, NC, and some of our secondary markets, including Lexington, KY and Columbus, GA.

On a full year basis, same store NOI growth averaged 0.9%, down from 5.8% for 2007. Full-year same store revenues grew at an average rate of 2.0%, and expenses at 3.5%.

Excluded from the same store group are eight properties which are part of Mid-America’s redevelopment program, and which are going through more extensive renovation. The supplemental schedules contain a report of same store performance which includes this eight-property group.

Financing, Balance Sheet: Strong and Well Positioned
Mid-America’s fixed charge coverage continues to strengthen and was 2.51 for the fourth quarter of 2008, matching our record high performance, compared to 2.36 for the same quarter a year ago, and above the sector median.1 As of December 31, 2008 debt was 50% of gross total assets, down from 53% at December 31, 2007, and Mid-America had $183 million of immediately available debt capacity as well as another $30 million of expansion capacity under existing terms.

During the fourth quarter of 2008, Mid-America put in place $39 million of new debt, which it plans to use to pay off a mortgage that matures at the end of the first quarter in 2009; in the interim, it has temporarily applied the proceeds to pay down its line of credit. Mid-America has no other debt maturities during 2009.

Debt maturities in 2010 are limited to Mid-America’s $50 million bank line of credit. Mid-America anticipates renewing this in the ordinary course of business.

The following outlines Mid-America’s borrowing capacity as of December 31, 2008 (in millions):

December 31, 2008
Total loan and credit line limits	$ 1,536
Amount uncollateralized (unavailable capacity)	30
Amount available to borrow	1,506
Amount borrowed	1,323
Total available borrowing capacity	183
Term loan maturing April 1, 2009	39
Remaining capacity	$ 144

1 See the Operating Results section in the Supplemental Schedules to this release.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $3.5 million for the fourth quarter of 2008, approximately $0.11 per share/unit, resulting in AFFO of $0.81 per share/unit compared to AFFO of $0.81 per share/unit in the fourth quarter of last year. Total property capital expenditures on existing properties were $6.4 million, plus $3.9 million of expenditures on the redevelopment program for the fourth quarter of 2008. For all of 2008, recurring capital expenditures totaled $21.5 million, approximately $0.73 per share/unit, resulting in AFFO of $2.99 per share/unit compared to AFFO of $2.91 per share/unit in 2007. For the year ended December 31, 2008, total property capital expenditures on existing properties were $31.0 million, plus redevelopment expenditures of $18.9 million.

A reconciliation of AFFO to net income and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend: $2.46 Annual Rate
Mid-America’s Board of Directors voted to continue the quarterly common dividend at the existing annual rate of $2.46 per share/unit, and declared its 60th consecutive quarterly common dividend payable on January 31, 2009, to holders of record on January 15, 2009.

2009 Forecast
The forecast for 2009 is built on several key projections. Mid-America’s management believes that job losses will continue in 2009, and has built its forecast on the assumption that the national unemployment rate will average between 8% and 8 ½%, which will weaken demand for apartments. Thus far, Mid-America’s markets have experienced significantly fewer job losses than the national economy, and showed job growth for the period of July through November, while the national job market has continued to weaken. Particular areas of resiliency have been Mid-America’s Texas and Raleigh/Durham markets and a number of its secondary markets. Also, home ownership is likely to continue to revert back to more historic norms of 65% to 67% of households from the 68% to 69% achieved in 2006 through 2007. Mid-America expects the availability of less expensive mortgage financing to have only a limited impact on the growth in home ownership rates, provided that credit standards and down-payment requirements are not compromised.  Until the credit markets recover, growth in supply of new apartments is expected to be low, limiting the impact on absorption of weakening demand.  Due to the expected weaker revenue environment in 2009, Mid-America has taken a number of steps to cut expenses, and anticipates that combined general and administrative, or G&A, and property management expense will decline by $2 million as compared to 2008.  Specific reductions include the elimination of executive pay increases, elimination of the company’s contribution to its ESOP, 401(K) and Executive Deferred Compensation programs, and significantly reduced bonus compensation based on forecasted results.

Management expects FFO per share/unit for 2009 to be in a range of $3.40 to $3.60 per share/unit, at the mid-point a 6% reduction from 2008 results. Before the change in accounting for transaction expenses discussed below, FFO per share/unit is forecast to be in a range of $3.44 to $3.64, at the mid-point a 5% reduction from 2008 results. FFO for the first quarter of 2009 is anticipated to be in the range of $0.87 to $0.97 per share/unit, in the second quarter $0.85 to $0.95 per share/unit, and for the third and fourth quarters $0.79 to $0.89 per share/unit.

2009 Same Store Projections
Same store NOI before tax and insurance expense is projected to decline in a range of 2.0% to 4.0%. Same store NOI is forecast to decline in a range of 3.0% to 5.0% as compared to prior year, with real estate tax expense projected to grow at 5%.  Revenues for 2009 are expected to decline in a range of 0.5% to 1.5%, with expense growth of 2.5% to 3.5%.

Accounting Change
In accordance with FAS 141R, beginning in 2009, Mid-America will commence expensing transaction costs as opposed to capitalizing them into the cost of acquisitions. This is expected to result in $0.04 a share of additional expense in 2009 as compared to prior year.

Redevelopment
Management anticipates that it will moderate its program to renovate selected properties, and expects to invest approximately $10 million in 2,000 apartment units during 2009, achieving incremental rent increases averaging 9%.

Joint Venture
Mid-America expects to establish a new joint venture similar in structure to Mid-America Multifamily Fund I, LLC during the year. We anticipate beginning some exploratory conversations in the first quarter, and adding approximately $75 million of assets during the second half of 2009.

Acquisitions and Dispositions
Management projects the acquisition of approximately $75 million of wholly-owned properties in 2009 as compared to $153 million in 2008. Total dispositions are projected to be approximately $30 million at a 6.8% cap rate, as discussed above. No dispositions were completed in 2008.

Development
Management anticipates development capital expenditures during 2009 of $5 million to complete 45 additional apartment units at Copper Ridge I (Dallas, TX), and $1 million to complete St. Augustine Phase II (Jacksonville, FL).

General and Administrative Expense
Property management expense combined with G&A are projected to decrease from $28.6 million in 2008 to between $26 million and $27 million in 2009. Since Mid-America includes performance bonuses for multi-site and home-office management within G&A, total costs will change based on actual company and property results.

Interest Expense
Management projects interest rates on the forward yield curve, and anticipates that its average borrowing cost will remain at 4.8% in 2009.

Mid-America has one swap of $25 million at an implied all-in interest rate of 5% which matures March 1, 2009, and $65 million of fixed rate debt at 7.7% which reverts to floating rate December 1, 2009. There are no other rate maturities in 2009 and all 2009 debt maturities have been pre-funded.

AFFO and Balance Sheet
Recurring capital expenditures are forecast to be $21.5 million, or approximately $0.70 cents per share/unit, indicating a range for AFFO of $2.70 to $2.90 per share/unit.

Total capital expenditures at existing properties are forecast to be approximately $33 million, excluding the redevelopment program mentioned above.

Management plans to finance the investment programs primarily through additional borrowings under Mid-America’s credit facilities and dispositions.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss fourth quarter results and 2009 prospects on Friday, February 6, 2009, at 9:15 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 42,554 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in variable interest rates;
•	loss of hedge accounting treatment for interest rate swaps due to volatility in the financial markets;
•	unexpected capital needs;
•	significant disruption in the credit markets, including the inability of Fannie Mae and Freddie Mac to continue as major suppliers of debt financing for multi-family housing and for us;
•	increasing real estate taxes and insurance costs;
•	losses from catastrophes in excess of our insurance coverage;
•	inability to meet loan covenants;
•	inability to attract and retain qualified personnel,
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to lease-up as anticipated;
•	inability to timely dispose of assets;
•	potential liability for environmental contamination;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	inability of a joint venture to perform as expected; and
•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Property revenues	$ 93,276	$ 89,634	$ 369,645	$ 347,312
Management and fee income, net	59	-	206	34
Property operating expenses	(39,070)	(35,720)	(155,150)	(142,283)
Depreciation	(23,554)	(21,466)	(90,168)	(84,789)
Property management expenses	(3,924)	(4,768)	(16,799)	(17,918)
General and administrative	(3,090)	(3,179)	(11,837)	(10,808)
Income from continuing operations before non-operating items	23,697	24,501	95,897	91,548
Interest and other non-property income	170	47	509	195
Interest expense	(15,654)	(16,058)	(62,010)	(63,639)
Loss on debt extinguishment	(113)	-	(116)	(123)
Amortization of deferred financing costs	(607)	(658)	(2,307)	(2,407)
Incentive fee from real estate joint ventures	-	-	-	1,019
Net casualty gains (loss) and other settlement proceeds	340	(56)	(247)	589
Gains (loss) on sale of non-depreciable assets	-	279	(3)	534
Income from continuing operations before minority interest and
investments in real estate joint ventures	7,833	8,055	31,723	27,716
Minority interest in operating partnership income	(456)	(675)	(1,822)	(3,510)
(Loss) gains from real estate joint ventures	(288)	-	(844)	5,330
Income from continuing operations	7,089	7,380	29,057	29,536
Discontinued operations:
Income from discontinued operations	644	217	1,312	1,246
Gains (loss) on sales of discontinued operations	-	7	(120)	9,164
Net income	7,733	7,604	30,249	39,946
Preferred dividend distribution	(3,216)	(3,216)	(12,865)	(13,688)
Premiums and original issuance costs associated with
the redemption of preferred stock	-	(589)	-	(589)
Net income available for common shareholders	$ 4,517	$ 3,799	$ 17,384	$ 25,669

Weighted average common shares - Diluted	28,119	25,576	27,046	25,462
Net income per share available for common shareholders	$0.16	$0.15	$0.64	$1.01

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income	$ 7,733	$ 7,604	$ 30,249	$ 39,946
Depreciation of real estate assets	23,098	21,160	88,555	83,532
Net casualty (gains) loss and other settlement proceeds	(340)	56	247	(589)
Gains on dispositions within real estate joint ventures	-	-	(38)	(5,388)
Depreciation of real estate assets of discontinued operations (1)	69	352	706	1,517
(Gains) loss on sales of discontinued operations	-	(7)	120	(9,164)
Depreciation of real estate assets of real estate joint ventures	302	1	953	15
Preferred dividend distribution	(3,216)	(3,216)	(12,865)	(13,688)
Minority interest in operating partnership income	456	675	1,822	3,510
Funds from operations before premiums and original issuance
costs associated with the redemption of preferred stock	28,102	26,625	109,749	99,691
Premiums and original issuance costs associated with
the redemption of preferred stock	-	(589)	-	(589)
Funds from operations	28,102	26,036	109,749	99,102
Premiums and original issuance costs associated
with the redemption of preferred stock	-	589	-	589
Recurring capital expenditures	(3,494)	(3,805)	(21,533)	(18,454)
Adjusted funds from operations	$ 24,608	$ 22,820	$ 88,216	$ 81,237

Weighted average common shares and units - Diluted	30,524	28,043	29,459	27,943
Funds from operations before premiums and original
issuance costs associated with the redemption of
preferred stock per shares and units - Diluted	$0.92	$0.95	$3.73	$3.57
Funds from operations per share and unit - Diluted	$0.92	$0.93	$3.73	$3.55
Adjusted funds from operations per share and unit - Diluted	$0.81	$0.81	$2.99	$2.91

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		December 31,	December 31,
		2008	2007
Assets
Real estate assets
Land		$ 240,426	$ 214,743
	Buildings and improvements	2,198,063	2,044,380
	Furniture, fixtures and equipment	65,540	55,602
	Capital improvements in progress	25,268	12,886
		2,529,297	2,327,611
	Accumulated depreciation	(694,054)	(616,364)
		1,835,243	1,711,247
	Land held for future development	1,306	2,360
	Commercial properties, net	7,958	6,778
	Investments in real estate joint ventures	6,824	168
Real estate assets, net		1,851,331	1,720,553
Cash and cash equivalents		9,426	17,192
Restricted cash		414	3,724
Deferred financing costs, net		15,681	15,219
Other assets		16,840	23,028
Goodwill		4,106	4,106
Assets held for sale		24,157	-
Total assets		$ 1,921,955	$ 1,783,822

Liabilities and Shareholders' Equity
Liabilities
	Notes payable	$ 1,323,056	$ 1,264,620
	Accounts payable	1,234	1,099
	Fair market value of interest rate swaps	76,961	16,039
	Accrued expenses and other liabilities	66,982	61,213
	Security deposits	8,705	8,453
	Liabilities associated with assets held for sale	595	-
Total liabilities		1,477,533	1,351,424
Minority interest		30,471	28,868
Redeemable stock		1,805	2,574
Shareholders' equity
	Series H cumulative redeemable preferred stock	62	62
	Common stock	282	257
	Additional paid-in capital	954,127	832,511
	Accumulated distributions in excess of net income	(464,617)	(414,966)
	Accumulated other comprehensive income	(77,708)	(16,908)
Total shareholders' equity		412,146	400,956
Total liabilities and shareholders' equity		$ 1,921,955	$ 1,783,822

SHARE AND UNIT DATA (in thousands)

		Three months ended	Twelve months ended
		December 31,	December 31,
	2008	2007	2008	2007

Weighted average common shares - Basic	28,053	25,442	26,943	25,296
Weighted average common shares - Diluted	28,119	25,576	27,046	25,462
Weighted average common shares and units - Basic	30,458	27,909	29,356	27,777
Weighted average common shares and units - Diluted	30,524	28,043	29,459	27,943
Common shares at December 31 - Basic	28,085	25,560	28,085	25,560
Common shares at December 31 - Diluted	28,152	25,687	28,152	25,687
Common shares and units at December 31 - Basic	30,489	27,983	30,489	27,983
Common shares and units at December 31 - Diluted	30,556	28,111	30,556	28,111

NON-GAAP FINANCIAL AND OTHER DEFINITIONS
Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
Apartment communities are generally added into our Same Store Portfolio the quarter following 12 months of ownership. In the case of newly developed apartment communities, or communities acquired in lease-up, they become part of the Same Store Portfolio beginning the first full quarter 12 months after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning in the next full quarter.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.